Consent of Independent Registered Public Accounting Firm


The Board of Trustees and Shareholders
AllianceBernstein Exchange Reserves:

We consent to the use of our report, incorporated herein by reference, dated November 26, 2007, for the AllianceBernstein Exchange Reserves as of September 30, 2007 and to the references to our firm under the headings "Financial highlights" in the Prospectuses and "SHAREHOLDER SERVICES - Statements and Reports", "GENERAL INFORMATION - Independent Registered Public Accounting Firm", and "FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.



/s/ KPMG LLP

New York, New York
January 28, 2008